EXHIBIT 99

CHARLES & COLVARD, LTD.

2008 STOCK INCENTIVE PLAN

CHARLES & COLVARD, LTD.

2008 STOCK INCENTIVE PLAN

1.	Definitions

In addition to other terms defined herein, the following terms shall have the meanings given below:

(a) Administrator means the Board, and, upon its delegation of all or part of its authority to administer the Plan to the Committee, the Committee.

(b) Affiliate means any Parent or Subsidiary of the Corporation, and also includes any other business entity which is controlled by, under common control with or controls the Corporation; provided, however, that the term “Affiliate” shall be construed in a manner in accordance with the registration provisions of applicable federal securities laws and as permitted under Code Section 409A if and to the extent required.

(c) Applicable Law or Applicable Laws means any applicable laws, rules or regulations (or similar guidance), including but not limited to the Securities Act, the Exchange Act and the Code.

(d) Award means, individually or collectively, a grant under the Plan of an Option (including an Incentive Option or Nonqualified Option); a Stock Appreciation Right (including a Related SAR or a Freestanding SAR); a Restricted Award (including a Restricted Stock Award or a Restricted Unit Award); a Performance Award (including a Performance Share Award or a Performance Unit Award); a Phantom Stock Award; a Dividend Equivalent Award; and/or any other award granted under the Plan.

(e) Award Agreement means an award agreement (which may be in written or electronic form, in the Administrator’s discretion, and which includes any amendment or supplement thereto) between the Corporation and a Participant specifying the terms, conditions and restrictions of an Award granted to the Participant. An Award Agreement may also state such other terms, conditions and restrictions, including but not limited to terms, conditions and restrictions applicable to shares or any other benefit underlying an Award, as may be established by the Administrator.

(f) Board or Board of Directors means the Board of Directors of the Corporation.

(g) Cause shall mean, unless the Administrator determines otherwise, a Participant’s termination of employment or service resulting from the Participant’s (i) termination for “cause” as defined under the Participant’s employment, consulting or other agreement, if any, with the Corporation or an Affiliate, or (ii) if the Participant has not entered into any such employment, consulting or other agreement (or if any such agreement does not define a cause termination), then the Participant’s termination shall be for “Cause” if termination results due to the Participant’s (A) personal dishonesty, (B) gross incompetence, (C) willful misconduct, (D) breach of a fiduciary duty involving personal profit, (E) intentional failure to perform stated duties, (F) willful violation of any law, rule, regulation (other than minor traffic violations or similar offenses), written Corporation policy or final cease-and-desist order, (G) conviction of a felony or a misdemeanor involving moral turpitude, (H) unethical business practices in connection with the Corporation’s business, (I) misappropriation of the Corporation’s assets, or (J) engaging in any conduct that could be materially damaging to the Corporation without a reasonable good faith belief that such conduct was in the best interest of the Corporation. The determination of “Cause” shall be made by the Administrator and its determination shall be final and conclusive. Without in any way limiting the effect of the foregoing, for purposes of the Plan and an Award, a Participant’s employment or service shall be deemed to have terminated for Cause if, after the Participant’s employment or service has terminated, facts and circumstances are discovered that would have justified, in the opinion of the Administrator, a termination for Cause.

(h) Change of Control:

(i) General: Except as may be otherwise provided in an individual Award Agreement or as may be otherwise required in order to comply with Code Section 409A, a Change of Control shall be deemed to have occurred on the earliest of the following dates:

(A) The date any entity or person shall have become the beneficial owner of, or shall have obtained voting control over, twenty percent (20%) or more of the outstanding Common Stock of the Corporation;

(B) The date the shareholders of the Corporation approve (X) a definitive agreement to merge or consolidate the Corporation with or into another corporation or other business entity (each, a “corporation”), in which the Corporation is not the continuing or surviving corporation or pursuant to which any shares of Common Stock of the Corporation would be converted into cash, securities or other property of another corporation, other than a merger or consolidation of the Corporation in which the holders of Common Stock immediately prior to the merger or consolidation continue to own at least sixty percent (60%) of Common Stock, or if the Corporation is not the surviving corporation, the common stock (or other voting securities) of the surviving corporation immediately after the merger as immediately before; provided, however, that if consummation of such merger or consolidation is subject to the approval of federal, state or other regulatory authorities, then, unless the Administrator determines otherwise, a “Change of Control” shall not be deemed to occur until the later of the date of shareholder approval of such merger or consolidation or the date of final regulatory or other approvals of such merger or consolidation; (Y) a definitive agreement to sell or otherwise dispose of all or substantially all the assets of the Corporation; or (Z) a plan of complete liquidation or winding up of the Corporation;

(C) The date there shall have been a change in a majority of the Board of Directors of the Corporation within a 12-month period unless the nomination for election by the Corporation’s shareholders of each new Director was approved by the vote of two-thirds of the members of the Board (or a committee of the Board, if nominations are approved by a Board committee rather than the Board) then still in office who were in office at the beginning of the 12-month period; or

(D) The date any other event occurs or action takes place which the Board determines should constitute a Change of Control.

(For the purposes herein, the term “person” shall mean any individual, corporation, partnership, group, association or other person, as such term is defined in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, other than the Corporation, a subsidiary of the Corporation or any employee benefit plan(s) sponsored or maintained by the Corporation or any subsidiary thereof, and the term “beneficial owner” shall have the meaning given the term in Rule 13d-3 under the Exchange Act.)

The Administrator shall have full and final authority, in its discretion, to determine whether a Change of Control of the Corporation has occurred, the date of the occurrence of such Change of Control and any incidental matters relating thereto.

(ii) Definition Applicable to Awards subject to Code Section 409A: Notwithstanding the preceding provisions of Section 1(h)(i), in the event that any Awards granted under the Plan are deemed to be deferred compensation subject to the provisions of Code Section 409A, then distributions related to such Awards may be permitted, in the Administrator’s discretion, upon the occurrence of one or more of the following events (as they are defined and interpreted under Code Section 409A): (A) a change in the ownership of the Corporation, (B) a change in effective control of the Corporation, or (C) a change in the ownership of a substantial portion of the assets of the Corporation.

(i) Code means the Internal Revenue Code of 1986, as amended. Any reference herein to a specific Code section shall be deemed to include all related regulations or other guidance with respect to such Code section.

(j) Committee means the Compensation Committee of the Board which may be appointed to administer the Plan in whole or in part.

(k) Common Stock means the common stock of Charles & Colvard, Ltd., no par value.

(l) Corporation means Charles & Colvard, Ltd., a North Carolina corporation, together with any successor thereto.

(m) Covered Employee shall have the meaning given the term in Code Section 162(m).

(n) Director means a member of the Board or of the board of directors of an Affiliate.

(o) Disability shall, except as may be otherwise determined by the Administrator (taking into account any Code Section 409A considerations), have the meaning given in any employment agreement, consulting agreement or other similar agreement, if any, to which a Participant is a party, or, if there is no such agreement (or if any such agreement does not define disability), “Disability” shall mean the inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death, or which has lasted or can be expected to last for a continuous period of not less than 12 months. The Administrator shall have discretion to determine if a termination due to Disability has occurred.

(p) Displacement shall, as applied to any Participant, be as defined in any employment agreement, consulting agreement or other similar agreement, if any, to which the Participant is a party, or, if there is no such agreement (or if any such agreement does not define displacement), “Displacement” shall mean the termination of the Participant’s employment or service due to the elimination of the Participant’s job or position without fault on the part of the Participant (as determined by the Administrator).

(q) Dividend Equivalent Award means a right granted to a Participant pursuant to Section 12 to receive the equivalent value (in cash or shares of Common Stock) of dividends paid on Common Stock.

(r) Effective Date means the effective date of the Plan, as provided in Section 4.

(s) Employee means any person who is an employee of the Corporation or any Affiliate (including entities which become Affiliates after the Effective Date of the Plan). For this purpose, an individual shall be considered to be an Employee only if there exists between the individual and the Corporation or an Affiliate the legal and bona fide relationship of employer and employee (taking into account any Code Section 409A considerations); provided, however, that, with respect to Incentive Options, “Employee” means any person who is considered an employee of the Corporation or any Parent or Subsidiary for purposes of Treas. Reg. Section 1.421-1(h) (or any successor provision related thereto).

(t) Exchange Act means the Securities Exchange Act of 1934, as amended.

(u) Fair Market Value per share of the Common Stock shall be established in good faith by the Administrator and, unless otherwise determined by the Administrator, the Fair Market Value shall be determined in accordance with the following provisions: (A) if the shares of Common Stock are listed for trading on the New York Stock Exchange, the American Stock Exchange or the NASDAQ Stock Market, LLC (“NASDAQ Stock Market”), the Fair Market Value shall be the closing sales price per share of the shares on the New York Stock Exchange, the American Stock Exchange or the NASDAQ Stock Market (as applicable) on the date an Option is granted or other determination is made (such date of determination being referred to herein as a “valuation date”), or, if there is no transaction on such date, then on the trading date nearest preceding the valuation date for which closing price information is available, and, provided further, if the shares are not listed for trading on the New York Stock Exchange, the American Stock Exchange or the NASDAQ Stock Market, the Fair Market Value shall be the average between the highest bid and lowest asked prices for such stock on the date of grant or other valuation date as reported on the Nasdaq OTC Bulletin Board Service or by the National Quotation Bureau, Incorporated or a comparable service; or (B) if the shares of Common Stock are not listed or reported in any of the foregoing, then the Fair Market Value shall be determined by the Administrator based on such valuation measures or other factors as it deems appropriate. Notwithstanding the foregoing, (i) with respect to the grant of Incentive Options, the Fair Market Value shall be determined by the Administrator in accordance with the applicable provisions of Section 20.2031-2 of the Federal Estate Tax Regulations, or in any other manner consistent with the Code Section 422; and (ii) Fair Market Value shall be determined in accordance with Code Section 409A if and to the extent required.

(v) Freestanding SAR means an SAR that is granted without relation to an Option, as provided in Section 8.

(w) Incentive Option means an Option that is designated by the Administrator as an Incentive Option pursuant to Section 7 and intended to meet the requirements of incentive stock options under Code Section 422.

(x) Independent Contractor means an independent contractor, consultant or advisor providing services to the Corporation or an Affiliate.

(y) Nonqualified Option means an Option granted under Section 7 that is not intended to qualify as an incentive stock option under Code Section 422.

(z) Option means a stock option granted under Section 7 that entitles the holder to purchase from the Corporation a stated number of shares of Common Stock at the Option Price set forth in an Award Agreement, and subject to such other terms and conditions as may be set forth in the Plan or Award Agreement or established by the Administrator.

(aa) Option Period means the term of an Option, as provided in Section 7(d).

(bb) Option Price means the price at which an Option may be exercised, as provided in Section 7(b).

(cc) Parent means a “parent corporation,” whether now or hereafter existing, as defined in Code Section 424(e).

(dd) Participant means an individual employed by, or providing services to, the Corporation or an Affiliate who satisfies the requirements of Section 6 and is selected by the Administrator to receive an Award under the Plan.

(ee) Performance Award means a Performance Share Award and/or a Performance Unit Award, as provided in Section 10.

(ff) Performance Measures mean one or more performance factors which may be established by the Administrator with respect to an Award. Performance factors may be based on such corporate, business unit or division and/or individual performance factors and criteria as the Administrator in its discretion may deem appropriate; provided, however, that, for any Awards intended to meet the requirements of Code Section 162(m), such performance factors shall be limited to one or more of the following (as determined by the Administrator in its discretion): (i) cash flow; (ii) return on equity; (iii) return on assets; (iv) earnings per share; (v) operations expense efficiency milestones; (vi) consolidated earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization); (vii) net income; (viii) operating income; (ix) revenue goals; (x) net sales; (xi) sales volume; (xii) book value per share; (xiii) return on investment; (xiv) return on capital; (xv) improvements in capital structure; (xvi) expense management; (xvii) profitability of an identifiable business unit or product; (xviii) maintenance or improvement of profit margins; (xvix) stock price or total shareholder return; (xx) market share; (xxi) revenues or sales; (xxii) costs; (xxiii) working capital; (xxiv) economic wealth created; (xxv) strategic business criteria; (xxvi) efficiency ratio(s); (xxvii) achievement of division, group, function or corporate financial, strategic or operational goals; (xxviii) comparisons with stock market indices or performances of metrics of peer companies; (xxvix) days of SKUs or inventory in stock; (xxx) days in accounts receivable; and (xxxi) percent of year systems are operational. To the extent that Code Section 162(m) is applicable, the Administrator shall, within the time and in the manner prescribed by Code Section 162(m), define in an objective fashion the manner of calculating the Performance Measures it selects to use for Participants during any specific performance period. Such performance factors may be adjusted or modified due to extraordinary items, transactions, events or developments, or in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting the Corporation or the financial statements of the Corporation, or in response to, or in anticipation of, changes in Applicable Laws, accounting principles or business conditions, in each case as determined by the Administrator. In addition, for any Awards not intended to meet the requirements of Code Section 162(m), the Administrator may establish goals based on such other performance criteria as it deems appropriate (and such additional criteria shall be considered “Performance Measures” for purposes of the Plan).

(gg) Performance Share means an Award granted under Section 10, in an amount determined by the Administrator and specified in an Award Agreement, stated with reference to a specified number of shares of Common Stock, that entitles the holder to receive shares of Common Stock, a cash payment or a combination of Common Stock and cash (as determined by the Administrator), subject to the terms of the Plan and the terms and conditions established by the Administrator.

(hh) Performance Unit means an Award granted under Section 10, in an amount determined by the Administrator and specified in an Award Agreement, that entitles the holder to receive Shares of Common Stock, a cash payment or a combination of Common Stock and cash (as determined by the Administrator), subject to the terms of the Plan and the terms and conditions established by the Administrator.

(ii) Phantom Stock Award means an Award granted under Section 11, entitling a Participant to a payment in cash, shares of Common Stock or a combination of cash and Common Stock (as determined by the Administrator), following the completion of the applicable vesting period and compliance with the terms of the Plan and other terms and conditions established by the Administrator. The unit value of a Phantom Stock Award shall be based on the Fair Market Value of a share of Common Stock.

(jj) Plan means the Charles & Colvard, Ltd. 2008 Stock Incentive Plan, as it may be hereafter amended and/or restated.

(kk) Prior Plan or Prior Plans means the 1997 Omnibus Stock Plan of Charles & Colvard, Ltd., the 1996 Stock Option Plan of C3, Inc., each as amended, and any other stock incentive plan maintained by the Corporation prior to the Effective Date of the Plan.

(ll) Related SAR means an SAR granted under Section 8 that is granted in relation to a particular Option and that can be exercised only upon the surrender to the Corporation, unexercised, of that portion of the Option to which the SAR relates.

(mm) Restricted Award means a Restricted Stock Award and/or a Restricted Stock Unit Award, as provided in Section 9.

(nn) Restricted Stock Award means shares of Common Stock awarded to a Participant under Section 9. Shares of Common Stock subject to a Restricted Stock Award shall cease to be restricted when, in accordance with the terms of the Plan and the terms and conditions established by the Administrator, the shares vest and become transferable and free of substantial risks of forfeiture.

(oo) Restricted Stock Unit means a Restricted Award granted to a Participant pursuant to Section 9 which is settled (i) by the delivery of one share of Common Stock for each Restricted Stock Unit, (ii) in cash in an amount equal to the Fair Market Value of one share of Common Stock for each Restricted Stock Unit, or (iii) in a combination of cash and Shares equal to the Fair Market Value of one share of Common Stock for each Restricted Stock Unit, as determined by the Administrator. A Restricted Stock Unit Award represents the promise of the Corporation to deliver shares, cash or a combination thereof, as applicable, at the end of the Restriction Period if and to the extent the Award vests and ceases to be subject to a substantial risk of forfeiture, subject to compliance with the terms of the Plan and Award Agreement and any other terms and conditions established by the Administrator.

(pp) Retirement shall, as applied to any Participant, be as defined in any employment agreement, consulting agreement or other similar agreement, if any, to which the Participant is a party, or, if there is no such agreement (or if any such agreement does define retirement), “Retirement” shall mean retirement in accordance with the retirement policies and procedures established by the Corporation, as determined by the Administrator (taking into account any Code Section 409A considerations).

(qq) SAR means a stock appreciation right granted under Section 8 entitling the Participant to receive, with respect to each share of Common Stock encompassed by the exercise of such SAR, the excess of the Fair Market Value on the date of exercise over the SAR base price, subject to the terms of the Plan and Award Agreement and any other terms and conditions established by the Administrator. References to “SARs” include both Related SARs and Freestanding SARs, unless the context requires otherwise.

(rr) Securities Act means the Securities Act of 1933, as amended.

(ss) Subsidiary means a “subsidiary corporation,” whether now or hereafter existing, as defined in Code Section 424(f).

(tt) Termination Date means the date of termination of a Participant’s employment or service for any reason, as determined by the Administrator in its discretion.

2.	Purpose

The purpose of the Plan is to encourage and enable selected Employees, Directors and Independent Contractors of the Corporation and its Affiliates to acquire or to increase their holdings of Common Stock of the Corporation and other equity-based interests in the Corporation in order to promote a closer identification of their interests with those of the Corporation and its shareholders, thereby further stimulating their efforts to enhance the efficiency, soundness, profitability, growth and shareholder value of the Corporation. This purpose will be carried out through the granting of Awards to selected Employees, Directors and Independent Contractors, including the granting to selected Participants of Options in the form of Incentive Stock Options and/or Nonqualified Options; SARs in the form of Related SARs and/or Freestanding SARs; Restricted Awards in the form of Restricted Stock Awards and/or Restricted Stock Units; Performance Awards in the form of Performance Shares and/or Performance Units; Phantom Stock Awards; Dividend Equivalent Awards; and/or any other awards which may be granted under the Plan.

3.	Administration of the Plan

(a) The Plan shall be administered by the Board of Directors of the Corporation or, upon its delegation, by the Committee. Unless the Board determines otherwise, the Committee shall be comprised solely of two or more “non-employee directors,” as such term is defined in Rule 16b-3 under the Exchange Act, or as may otherwise be permitted under Rule 16b-3. Further, to the extent required by Code Section 162(m), the Plan shall be administered by a committee comprised of two or more “outside directors” (as such term is defined in Code Section 162(m)) or as may otherwise be permitted under Code Section 162(m). In addition, if and to the extent required by applicable stock exchange rules and/or regulations, the members of the Committee shall qualify as “independent” directors, as such term is determined under such stock exchange rules and/or regulations. For the purposes of the Plan, the term “Administrator” shall refer to the Board and, upon its delegation to the Committee of all or part of its authority to administer the Plan, to the Committee. Notwithstanding the foregoing, the Board shall have sole authority to grant Awards to Directors who are not employees of the Corporation or its Affiliates.

(b) Subject to the provisions of the Plan, the Administrator shall have full and final authority in its discretion to take any action with respect to the Plan including, without limitation, the authority (i) to determine all matters relating to Awards, including selection of individuals to be granted Awards, the types of Awards, the number of shares of the Common Stock, if any, subject to an Award, and all terms, conditions, restrictions and limitations of an Award; (ii) to prescribe the form or forms of Award Agreements evidencing any Awards granted under the Plan; (iii) to establish, amend and rescind rules and regulations for the administration of the Plan; and (iv) to construe and interpret the Plan, Awards and Award Agreements made under the Plan, to interpret rules and regulations for administering the Plan and to make all other determinations deemed necessary or advisable for administering the Plan. The Administrator’s authority to grant Awards and authorize payments or distributions under the Plan shall not in any way restrict the authority of the Administrator to grant compensation to eligible persons under any other compensation plan or program of the Corporation. In addition, (i) the Administrator shall have the authority, in its sole discretion, to accelerate the date that any Award which was not otherwise exercisable, vested or earned shall become exercisable, vested or earned in whole or in part without any obligation to accelerate such date with respect to any other Award granted to any recipient; and (ii) the

Administrator also may in its sole discretion modify or extend the terms and conditions for exercise, vesting or earning of an Award (in each case, taking into account any Code Section 409A considerations). The Administrator may determine that a Participant’s rights, payments and/or benefits with respect to an Award (including but not limited to any shares issued or issuable and/or cash paid or payable with respect to an Award) shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, but shall not be limited to, termination of employment or service for cause, violation of policies of the Corporation or an Affiliate, breach of non-solicitation, non-competition, confidentiality or other restrictive covenants that may apply to the Participant, or other conduct by the Participant that is determined by the Administrator to be detrimental to the business or reputation of the Corporation or any Affiliate. In addition, the Administrator shall have the authority and discretion to establish terms and conditions of Awards (including but not limited to the establishment of sub-plans) as the Administrator determines to be necessary or appropriate to conform to the applicable requirements or practices of jurisdictions outside of the United States. The Administrator may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem desirable to carry it into effect. In the event that the Corporation shall assume outstanding equity-based awards or the right or obligation to grant such awards in connection with the acquisition of or combination with another corporation or business entity, the Administrator may, in its discretion, make such adjustments in the terms of Awards under the Plan as it shall deem appropriate. In addition to action by meeting in accordance with Applicable Laws, any action of the Administrator with respect to the Plan may be taken by a written instrument signed by all of the members of the Board or Committee, as appropriate, and any such action so taken by written consent shall be as fully effective as if it had been taken by a majority of the members at a meeting duly held and called. No member of the Board or Committee, as applicable, shall be liable while acting in a Plan administrative capacity for any action or determination made in good faith with respect to the Plan, an Award or an Award Agreement. The members of the Board or Committee, as applicable, shall be entitled to indemnification and reimbursement in the manner provided in the Corporation’s articles of incorporation and bylaws and/or under Applicable Laws.

(c) Notwithstanding the other provisions of Section 3, the Administrator may delegate to one or more officers of the Corporation the authority to grant Awards, and to make any or all of the determinations reserved for the Administrator in the Plan and summarized in Section 3(b) with respect to such Awards (subject to any restrictions imposed by Applicable Laws and such terms and conditions as may be established by the Administrator); provided, however, that, to the extent required by Section 16 of the Exchange Act or Code Section 162(m), the Participant, at the time of said grant or other determination, (i) is not deemed to be an officer or director of the Corporation within the meaning of Section 16 of the Exchange Act; and (ii) is not deemed to be a Covered Employee as defined under Code Section 162(m). To the extent that the Administrator has delegated authority to grant Awards pursuant to this Section 3(c) to one or more officers of the Corporation, references to the Administrator shall include references to such officer or officers, subject, however, to the requirements of the Plan, Rule 16b-3, Code Section 162(m) and other Applicable Laws.

4.	Effective Date

The Effective Date of the Plan shall be May 27, 2008. Awards may be granted under the Plan on and after the Effective Date, but not after May 26, 2018. Awards that are outstanding at the end of the Plan term (or such earlier termination date as may be established by the Board pursuant to Section 14(a)) shall continue in accordance with their terms, unless otherwise provided in the Plan or an Award Agreement.

5.	Shares of Stock Subject to the Plan; Award Limitations

(a) Shares of Stock Subject to the Plan: Subject to adjustments as provided in Section 5(d), the aggregate number of shares of Common Stock that may be issued pursuant to Awards granted under the Plan shall not exceed the sum of (i) 3,000,000 shares, plus (ii) any shares of Common Stock subject to an award granted under a Prior Plan, which award is forfeited, cancelled, terminated, expires or lapses for any reason without the issuance of shares pursuant to the Award or shares subject to an award granted under a Prior Plan which shares are forfeited to, or repurchased or reacquired by, the Corporation. Shares delivered under the Plan shall be authorized but unissued shares or shares purchased on the open market or by private purchase. The Corporation hereby reserves sufficient authorized shares of Common Stock to meet the grant of Awards hereunder.

(b) Award Limitations: Notwithstanding any provision in the Plan to the contrary, the following limitations shall apply to Awards granted under the Plan, in each case subject to adjustments pursuant to Section 5(d):

(i) The maximum number of shares of Common Stock that may be issued under the Plan pursuant to the grant of Incentive Options shall not exceed 3,000,000 shares;

(ii) In any calendar year, no Participant may be granted Options and SARs that are not related to an Option for more than 500,000 shares of Common Stock;

(iii) No Participant may be granted Awards in any calendar year for more than 500,000 shares of Common Stock; and

(iv) No Participant may be paid more than $2,000,000 with respect to any cash-settled award or awards which were granted during any single calendar year.

(For purposes of Section 5(b)(ii) and (iii), an Option and Related SAR shall be treated as a single Award.)

(c) Shares Not Subject to Limitations: The following will not be applied to the share limitations of Section 5(a) above: (i) dividends, including dividends paid in shares, or dividend equivalents paid in cash in connection with outstanding Awards; (ii) Awards which are settled in cash rather than the issuance of shares; (iii) any shares subject to an Award under the Plan which Award is forfeited, cancelled, terminated, expires or lapses for any reason without the issuance of shares or any shares subject to an Award which shares are forfeited to, or repurchased or reacquired by, the Corporation; and (iv) any shares surrendered by a Participant or withheld by the Corporation to pay the Option Price or purchase price for an Award or shares used to satisfy any tax withholding requirement in connection with the exercise, vesting or earning of an Award if, in accordance with the terms of the Plan, a Participant pays such Option Price or purchase price or satisfies such tax withholding by either tendering previously owned shares or having the Corporation withhold shares.

(d) Adjustments: If there is any change in the outstanding shares of Common Stock because of a merger, consolidation or reorganization involving the Corporation or an Affiliate, or if the Board of Directors of the Corporation declares a stock dividend, stock split distributable in shares of Common Stock, reverse stock split, combination or reclassification of the Common Stock, or if there is a similar change in the capital stock structure of the Corporation or an Affiliate affecting the Common Stock, the number of shares of Common Stock reserved for issuance under the Plan shall be correspondingly adjusted, and the Administrator shall make such adjustments to Awards and to any provisions of this Plan as the Administrator deems equitable to prevent dilution or enlargement of Awards or as may be otherwise advisable.

6.	Eligibility

An Award may be granted only to an individual who satisfies all of the following eligibility requirements on the date the Award is granted:

(a) The individual is either (i) an Employee, (ii) a Director or (iii) an Independent Contractor.

(b) With respect to the grant of Incentive Options, the individual is otherwise eligible to participate under Section 6, is an Employee of the Corporation or a Parent or Subsidiary and does not own, immediately before the time that the Incentive Option is granted, stock possessing more than 10% of the total combined voting power of all classes of stock of the Corporation or a Parent or Subsidiary. Notwithstanding the foregoing, an Employee who owns more than 10% of the total combined voting power of the Corporation or a Parent or Subsidiary may be granted an Incentive Option if the Option Price is at least 110% of the Fair Market Value of the Common Stock, and the Option Period does not exceed five years. For this purpose, an individual will be deemed to own stock which is attributable to him under Code Section 424(d).

(c) With respect to the grant of substitute awards or assumption of awards in connection with a merger, consolidation, acquisition, reorganization or similar business combination involving the Corporation or an Affiliate, the recipient is otherwise eligible to receive the Award and the terms of the award are consistent with the Plan and Applicable Laws (including, to the extent deemed applicable, the federal securities laws registration provisions, Code Section 409A and Code Section 424(a)).

(d) The individual, being otherwise eligible under this Section 6, is selected by the Administrator as an individual to whom an Award shall be granted (as defined above, a “Participant”).

7.	Options

(a) Grant of Options: Subject to the limitations of the Plan, the Administrator may in its discretion grant Options to such eligible individuals in such numbers, subject to such terms and conditions, and at such times as the Administrator shall determine. Both Incentive Options and Nonqualified Options may be granted under the Plan, as determined by the Administrator; provided, however, that Incentive Options may only be granted to Employees of the Corporation or a Parent or Subsidiary. To the extent that an Option is designated as an Incentive Option but does not qualify as such under Code Section 422, the Option (or portion thereof) shall be treated as a Nonqualified Option. An Option may be granted with or without a Related SAR.

(b) Option Price: The Option Price shall be established by the Administrator and stated in the Award Agreement evidencing the grant of the Option; provided that the Option Price of an Option shall be no less than 100% of the Fair Market Value per share of the Common Stock as determined on the date the Option is granted (or 110% of the Fair Market Value with respect to Incentive Options granted to an Employee who owns stock possessing more than 10% of the total voting power of all classes of stock of the Corporation or a Parent or Subsidiary, as provided in Section 6(b)). Notwithstanding the foregoing, the Administrator may in its discretion authorize the grant of substitute or assumed options of an acquired entity with an Option Price not equal to at least 100% of the Fair Market Value of the stock on the date of grant if the terms of such substitution or assumption otherwise comply, to the extent deemed applicable, with Code Section 409A and Code Section 424(a).

(c) Date of Grant: An Option shall be considered to be granted on the date that the Administrator acts to grant the Option, or on such other date as may be established by the Administrator in accordance with Applicable Laws.

(d) Option Period and Limitations on the Right to Exercise Options:

(i) The Option Period shall be determined by the Administrator at the time the Option is granted, shall be stated in the Award Agreement, and shall not extend more than 10 years from the date on which the Option is granted (or five years with respect to Incentive Options granted to an Employee who owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Corporation or a Parent or Subsidiary, as provided in Section 6(b)). Any Option or portion thereof not exercised before expiration of the Option Period shall terminate. The period or periods during which, and conditions pursuant to which, an Option may vest and become exercisable shall be determined by the Administrator in its discretion, subject to the terms of the Plan.

(ii) An Option may be exercised by giving written notice to the Corporation in form acceptable to the Administrator at such place and subject to such conditions as may be established by the Administrator or its designee. Such notice shall specify the number of shares to be purchased pursuant to an Option and the aggregate purchase price to be paid therefor and shall be accompanied by payment of such purchase price. The total number of shares that may be acquired upon exercise of an Option shall be rounded down to the nearest whole share. Unless an Award Agreement provides otherwise, such payment shall be in the form of cash or cash equivalent; provided that, except where prohibited by the Administrator and/or Applicable Laws (and subject to such terms and conditions as may be established by the Administrator), payment may also be made:

(A) By delivery (by either actual delivery or attestation) of shares of Common Stock owned by the Participant;

(B) By shares of Common Stock withheld upon exercise;

(C) By delivery of written notice of exercise to the Corporation and delivery to a broker of written notice of exercise and irrevocable instructions to promptly deliver to the Corporation the amount of sale or loan proceeds to pay the Option Price;

(D) By such other payment methods as may be approved by the Administrator and which are acceptable under Applicable Laws; or

(E) By any combination of the foregoing methods.

Shares tendered or withheld in payment on the exercise of an Option shall be valued at their Fair Market Value on the date of exercise in accordance with the provisions of the Plan.

(iii) Unless the Administrator determines otherwise, no Option granted to a Participant who was an Employee at the time of grant shall be exercised unless the Participant is, at the time of exercise, an Employee of or in service to the Corporation, and has been an Employee of or in service to the Corporation continuously since the date the Option was granted, subject to the following:

(A) The employment relationship of a Participant shall be treated as continuing intact for any period that the Participant is on military or sick leave or other bona fide leave of absence, provided that the period of such leave does not exceed 90 days, or, if longer, as long as the Participant’s right to reemployment is guaranteed either by statute or by contract. The employment relationship of a Participant shall also be treated as continuing intact while the Participant is not in active service because of Disability. The Administrator shall have sole authority to determine whether a Participant is disabled under the Plan and, if applicable, the Participant’s Termination Date.

(B) Unless the Administrator determines otherwise (taking into account any Code Section 409A considerations), if the employment or service of a Participant is terminated because of Disability or death, the Option may be exercised only to the extent vested and exercisable on the Participant’s Termination Date, except that the Administrator may in its sole discretion accelerate the date for exercising all or any part of the Option which was not otherwise vested and exercisable on the Termination Date. The Option must be exercised, if at all, prior to the first to occur of the following, whichever shall be applicable: (X) the close of the one-year period following the Termination Date (or such other period stated in the Award Agreement); or (Y) the close of the Option Period. In the event of the Participant’s death, such Option shall be exercisable by such person or persons as shall have acquired the right to exercise the Option by will or by the laws of intestate succession.

(C) Unless the Administrator determines otherwise (taking into account any Code Section 409A considerations), if the employment or service of the Participant is terminated for any reason other than Disability, death or for Cause, his Option may be exercised to the extent vested and exercisable on his Termination Date, except that the Administrator may in its sole discretion accelerate the date for exercising all or any part of the Option which was not otherwise vested and exercisable on the Termination Date. The Option must be exercised, if at all, prior to the first to occur of the following, whichever shall be applicable: (X) the close of the period of three months next succeeding the Termination Date (or such other period stated in the Award Agreement); or (Y) the close of the Option Period. If the Participant dies following such termination of employment or service and prior to the earlier of the dates specified in (X) or (Y) of this subparagraph (C), the Participant shall be treated as having died while employed under subparagraph (B) (treating for this purpose the Participant’s date of termination of employment as the Termination Date). In the event of the Participant’s death, such Option shall be exercisable by such person or persons as shall have acquired the right to exercise the Option by will or by the laws of intestate succession.

(D) Unless the Administrator determines otherwise (taking into account any Code Section 409A considerations), if the employment or service of the Participant is terminated for Cause, his Option shall lapse and no longer be exercisable as of his Termination Date, as determined by the Administrator.

(E) Notwithstanding the above provisions of Section 7(d)(iii), unless the Administrator determines otherwise, if a Participant terminates employment for any reason other than death or for Cause but enters into a written agreement to provide services to the Corporation or an Affiliate as an Independent Contractor, he shall continue to be treated as an employee of or in service to the Corporation and his Termination Date shall not be treated as occurring until the later of the date he is no longer an Employee of the Corporation or an Affiliate or the date he is no longer in service to the Corporation or an Affiliate as an Independent Contractor (as determined by the Administrator in its discretion).

(F) Notwithstanding the above provisions of Section 7(d)(iii), the Administrator may, in its sole discretion (taking into account any Code Section 409A considerations), accelerate the date for exercising all or any part of an Option which was not otherwise vested and exercisable on the Termination Date, extend the period during which an Option may be exercised, modify the terms and conditions to exercise, or any combination of the foregoing.

(iv) Unless the Administrator determines otherwise (taking into account any Code Section 409A considerations), an Option granted to a Participant who was a Director but who was not an Employee at the time of grant may be exercised only to the extent vested and exercisable on the Participant’s Termination Date (unless the termination was for Cause), and must be exercised, if at all, prior to the first to occur of the following, as applicable: (X) the close of the period of three months next succeeding the Termination Date (or such other period stated in the Award Agreement); or (Y) the close of the Option Period. If the services of a Participant are terminated for Cause, his Option shall lapse and no longer be exercisable as of his Termination Date, as determined by the Administrator. Notwithstanding the foregoing, unless the Administrator determines otherwise, (i) if the Participant becomes an Employee of the Corporation or an Affiliate, he shall be subject to the provisions of Section 7(d)(iii) of the Plan; and (ii) if a Director terminates service on the Board but enters into a written agreement to provide services to the Corporation as an Independent Contractor, he shall continue to be treated as in service to the Corporation and his Termination Date shall not be treated as occurring until the later of the date he no longer is in service to the Corporation as a Director or the date he is no longer in service to the Corporation as an Independent Contractor (as determined by the Administrator in its discretion). Further, notwithstanding the foregoing, the Administrator may in its sole discretion (taking into account any Code Section 409A considerations), accelerate the date for exercising all or any part of an Option which was not otherwise exercisable on the Termination Date, extend the period during which an Option may be exercised, modify the other terms and conditions to exercise, or any combination of the foregoing.

(v) Unless the Administrator determines otherwise (taking into account any Code Section 409A considerations), an Option granted to a Participant who was an Independent Contractor at the time of grant (and who does not thereafter become an Employee, in which case he shall be subject to the provisions of Section 7(d)(iii)) may be exercised only to the extent vested and exercisable on the Participant’s Termination Date (unless the termination was for Cause), and must be exercised, if at all, prior to the first to occur of the following, as applicable: (X) the close of the period of three months next succeeding the Termination Date (or such other period stated in the Award Agreement); or (Y) the close of the Option Period. If the services of a Participant are terminated for Cause, his Option shall lapse and no longer be exercisable as of his Termination Date, as determined by the Administrator. Notwithstanding the foregoing, the Administrator may in its sole discretion (taking into account any Code Section 409A considerations), accelerate the date for exercising all or any part of an Option which was not otherwise exercisable on the Termination Date, extend the period during which an Option may be exercised, modify the other terms and conditions to exercise, or any combination of the foregoing.

(e) Notice of Disposition: If shares of Common Stock acquired upon exercise of an Incentive Option are disposed of within two years following the date of grant or one year following the transfer of such shares to a Participant upon exercise, the Participant shall, promptly following such disposition, notify the Corporation in writing of the date and terms of such disposition and provide such other information regarding the disposition as the Administrator may reasonably require.

(f) Limitation on Incentive Options: In no event shall there first become exercisable by an Employee in any one calendar year Incentive Options granted by the Corporation or any Parent or Subsidiary with respect to shares having an aggregate Fair Market Value (determined at the time an Incentive Option is granted) greater than $100,000. To the extent that any Incentive Option is first exercisable by a Participant in excess of such limitation, the excess shall be considered a Nonqualified Option.

(g) Nontransferability: Incentive Options shall not be transferable (including by sale, assignment, pledge or hypothecation) other than by will or the laws of intestate succession or, in the Administrator’s discretion, as may otherwise be permitted in accordance with Treas. Reg. Section 1.421-1(b)(2) or any successor provision thereto. Nonqualified Options shall not be transferable (including by sale, assignment, pledge or hypothecation) other than by will or the laws of intestate succession, except as may be permitted by the Administrator in a manner consistent with the registration provisions of the Securities Act. An Option shall be exercisable during the Participant’s lifetime only by him, by his guardian or legal representative or by a transferee in a transfer permitted by this Section 7(g). The designation of a beneficiary in accordance with the Plan does not constitute a transfer.

8.	Stock Appreciation Rights

(a) Grant of SARs: Subject to the limitations of the Plan, the Administrator may in its discretion grant SARs to such eligible individuals, in such numbers, upon such terms and at such times as the Administrator shall determine. SARs may be granted to the holder of an Option (a “Related Option”) with respect to all or a portion of the shares of Common Stock subject to the Related Option (a “Related SAR”) or may be granted separately to an eligible individual (a “Freestanding SAR”). The base price per share of an SAR shall be no less than 100% of the Fair Market Value per share of the Common Stock on the date the SAR is granted. Notwithstanding the foregoing, the Administrator may in its discretion authorize the grant of substitute or assumed SARs of an acquired entity with a base price per share not equal to at least 100% of the Fair Market Value of the stock on the date of grant, if the terms of such substitution or assumption otherwise comply, to the extent deemed applicable, with Code Section 409A and/or Code Section 424(a).

(b) Related SARs: A Related SAR may be granted either concurrently with the grant of the Related Option or (if the Related Option is a Nonqualified Option) at any time thereafter prior to the complete exercise, termination, expiration or cancellation of such Related Option. The base price of a Related SAR shall be equal to the Option Price of the Related Option. Related SARs shall be exercisable only at the time and to the extent that the Related Option is exercisable (and may be subject to such additional limitations on exercisability as the Administrator may provide in the Award Agreement), and in no event after the complete termination or full exercise of the Related Option. Notwithstanding the foregoing, a Related SAR that is related to an Incentive Option may be exercised only to the extent that the Related Option is exercisable and only when the Fair Market Value of the shares subject to the Related Option exceeds the Option Price of the Related Option. Upon the exercise of a Related SAR granted in connection with a Related Option, the Option shall be canceled to the extent of the number of shares as to which the SAR is exercised, and upon the exercise of a Related Option, the Related SAR shall be canceled to the extent of the number of shares as to which the Related Option is exercised or surrendered.

(c) Freestanding SARs: An SAR may be granted without relationship to an Option (as defined above, a “Freestanding SAR”) and, in such case, will be exercisable upon such terms and subject to such conditions as may be determined by the Administrator, subject to the terms of the Plan.

(d) Exercise of SARs:

(i) Subject to the terms of the Plan, SARs shall become vested and exercisable in whole or in part upon such terms and conditions as may be established by the Administrator. The period during which an SAR may be exercisable shall be determined by the Administrator and shall not exceed 10 years from the date of grant or, in the case of Related SARs, such shorter Option Period as may apply to the Related Option. Any SAR or portion thereof not exercised before expiration of the period established by the Administrator shall terminate.

(ii) SARs may be exercised by giving written notice to the Corporation in form acceptable to the Administrator at such place and subject to such terms and conditions as may be established by the Administrator or its designee. Unless the Administrator determines otherwise, the date of exercise of an SAR shall mean the date on which the Corporation shall have received proper notice from the Participant of the exercise of such SAR.

(iii) Each Participant’s Award Agreement shall set forth the extent to which the Participant shall have the right to exercise an SAR following termination of the Participant’s employment or service with the Corporation. Such provisions shall be determined in the discretion of the Administrator, need not be uniform among all SARs issued pursuant to this Section 8, and may reflect distinctions based on the reasons for termination of employment. Notwithstanding the foregoing, unless the Administrator determines otherwise, no SAR may be exercised unless the Participant is, at the time of exercise, an eligible Participant, as described in Section 6, and has been a Participant continuously since the date the SAR was granted, subject to the provisions of Sections 7(d)(iii), (iv) and (v).

(e) Payment Upon Exercise: Subject to the limitations of the Plan, upon the exercise of an SAR, a Participant shall be entitled to receive payment from the Corporation in an amount determined by multiplying (i) the difference between the Fair Market Value of a share of Common Stock on the date of exercise of the SAR over the base price of the SAR by (ii) the number of shares of Common Stock with respect to which the SAR is being exercised. Notwithstanding the foregoing, the Administrator in its discretion may limit in any manner the amount payable with respect to an SAR. The consideration payable upon exercise of an SAR shall be paid in cash, shares of Common Stock (valued at Fair Market Value on the date of exercise of the SAR) or a combination of cash and shares of Common Stock, as determined by the Administrator.

(f) Nontransferability: Unless the Administrator determines otherwise, (i) SARs shall not be transferable (including by sale, assignment, pledge or hypothecation) other than by will or the laws of intestate succession, and (ii) SARs may be exercised during the Participant’s lifetime only by him or by his guardian or legal representative. The designation of a beneficiary in accordance with the Plan does not constitute a transfer.

9.	Restricted Awards

(a) Grant of Restricted Awards: Subject to the limitations of the Plan, the Administrator may in its discretion grant Restricted Awards to such individuals for such numbers of shares of Common Stock, upon such terms and at such times as the Administrator shall determine. Such Restricted Awards may be in the form of Restricted Stock Awards and/or Restricted Stock Units that are subject to certain conditions, which conditions must be met in order for the Restricted Award to vest and/or be earned (in whole or in part) and no longer subject to forfeiture. Restricted Stock Awards shall be payable in shares of Common Stock. Restricted Stock Units shall be payable in cash or shares of Common Stock, or partly in cash and partly in shares of Common Stock, in accordance with the terms of the Plan and the discretion of the Administrator. The Administrator shall determine the nature, length and starting date of the period, if any, during which a Restricted Award may be earned (the “Restriction Period”), and shall determine the conditions which must be met in order for a Restricted Award to be granted or to vest or be earned (in whole or in part), which conditions may include, but are not limited to, payment of a stipulated purchase price, attainment of performance objectives, continued service or employment for a certain period of time (or a combination of attainment of performance objectives and continued service), Retirement, Displacement, Disability, death, or any combination of such conditions. Notwithstanding the foregoing, Restricted Awards that vest based solely on continued service or the passage of time shall be subject to a minimum Restriction Period of one year (except in the case of (i) Restricted Awards assumed or substituted in connection with mergers, acquisitions or other business transactions, (ii) Restricted Awards granted in connection with the retention, recruitment or hiring of a Participant, and/or (iii) Restricted Awards granted pursuant to any incentive compensation or bonus program established by the Corporation). In the case of Restricted Awards based upon performance criteria, or a combination of performance criteria and continued service, the Administrator shall determine the Performance Measures applicable to such Restricted Awards (subject to Section 1(ff) and, to the extent applicable, Section 18(d)).

(b) Vesting of Restricted Awards: Subject to the terms of the Plan (and taking into account any Code Section 409A considerations), the Administrator shall have sole authority to determine whether and to what degree Restricted Awards have vested and been earned and are payable and to establish and interpret the terms and conditions of Restricted Awards. The Administrator may (taking into account any Code Section 409A considerations) accelerate the date that any Restricted Award granted to a Participant shall be deemed to be vested or earned in whole or in part, without any obligation to accelerate such date with respect to other Restricted Awards granted to any Participant.

(c) Forfeiture of Restricted Awards: Unless the Administrator determines otherwise, if the employment or service of a Participant shall be terminated for any reason (whether by the Corporation or the Participant and whether voluntary or involuntary) and all or any part of a Restricted Award has not vested or been earned pursuant to the terms of the Plan and the individual Award, such Award, to the extent not then vested or earned, shall be forfeited immediately upon such termination and the Participant shall have no further rights with respect thereto.

(d) Dividend and Voting Rights; Share Certificates: Unless the Administrator determines otherwise, (i) a Participant shall have voting rights and (except as provided in Section 9(d)(iii) herein) other rights as a shareholder with respect to shares subject to a Restricted Stock Award that has not yet vested; (ii) a Participant shall not have any voting rights or (except as provided in Section 9(d)(iii) herein) other rights as a shareholder with respect to shares subject to a Restricted Stock Unit that has not yet vested and been earned; and (iii) notwithstanding Section 9(d)(i) and Section 9(d)(ii) herein, the Administrator may determine that any dividends (whether cash or stock) subject to a Restricted Award shall be subject to the same vesting or other restrictions that apply to the shares subject to the Restricted Award. Unless the Administrator determines otherwise, a certificate or certificates for shares of Common Stock subject to a Restricted Stock Award (or, in the case of uncertificated shares, other written evidence of ownership in accordance with Applicable Laws) shall be issued in the name of the Participant as soon as practicable after the Award has been granted; provided, however, that, notwithstanding the foregoing, the Administrator shall have the right to retain custody of certificates (or other written instruments) evidencing the shares subject to a Restricted Stock Award and to require the Participant to deliver to the Corporation a stock power (or similar instrument), endorsed in blank, with respect to such Award, until such time as the Restricted Stock Award vests (or is forfeited) and is no longer subject to a substantial risk of forfeiture.

(e) Nontransferability: Unless the Administrator determines otherwise, Restricted Awards that have not vested shall not be transferable (including by sale, assignment, pledge or hypothecation) other than by will or the laws of intestate succession, and the recipient of a Restricted Award shall not sell, transfer, assign, pledge or otherwise encumber shares subject to the Award until the Restriction Period has expired and until all conditions to vesting have been met. The designation of a beneficiary in accordance with the Plan does not constitute a transfer.

10.	Performance Awards

(a) Grant of Performance Awards: Subject to the terms of the Plan, the Administrator may in its discretion grant Performance Awards to such eligible individuals upon such terms and conditions and at such times as the Administrator shall determine. Performance Awards may be in the form of Performance Shares and/or Performance Units. An Award of a Performance Share is a grant of a right to receive shares of Common Stock, the cash value thereof, or a combination thereof (as determined in the Administrator’s discretion), which is contingent upon the achievement of performance or other objectives during a specified period and which has a value on the date of grant equal to the Fair Market Value of a share of Common Stock. An Award of a Performance Unit is a grant of a right to receive shares of Common Stock, a designated dollar value amount of Common Stock or a combination thereof (as determined in the Administrator’s discretion) which is contingent upon the achievement of performance or other objectives during a specified period, and which has an initial value determined in a dollar amount established by the Administrator at the time of grant. Subject to Section 5(b), the Administrator shall have complete discretion in determining the number of Performance Units and/or Performance Shares granted to any Participant. The Administrator shall determine the nature, length and starting date of the period during which a Performance Award may be earned (the “Performance Period”), and shall determine the conditions which must be met in order for a Performance Award to be granted or to vest or be earned (in whole or in part), which conditions may include but are not limited to specified performance objectives, continued service or employment for a certain period of time, or a combination of such conditions. The Administrator shall determine the Performance Measures to be used in valuing Performance Awards (subject to Section 1(ff) and, to the extent applicable, Section 18(d)).

(b) Earning of Performance Awards: Subject to the terms of the Plan (and taking into account any Code Section 409A considerations), the Administrator shall have sole authority to determine whether and to what degree Performance Awards have been earned and are payable and to interpret the terms and conditions of Performance Awards and the provisions of Section 10. The Administrator, in its sole and absolute discretion, may (taking into account any Code Section 409A considerations) accelerate the date that any Performance Award granted to a Participant shall be deemed to be earned in whole or in part, without any obligation to accelerate such date with respect to other Awards granted to any Participant.

(c) Form of Payment: Payment of the amount to which a Participant shall be entitled upon earning a Performance Award shall be made in cash, shares of Common Stock, or a combination of cash and shares of Common Stock, as determined by the Administrator in its discretion. Payment may be made in a lump sum or upon such terms as may be established by the Administrator (taking into account any Code Section 409A considerations).

(d) Forfeiture of Performance Awards: Unless the Administrator determines otherwise (taking into account any Code Section 409A considerations), if the employment or service of a Participant shall terminate for any reason (whether by the Corporation or by the Participant and whether voluntary or involuntary) and the Participant has not earned all or part of a Performance Award pursuant to the terms of the Plan and individual Award, such Award, to the extent not then earned, shall be forfeited immediately upon such termination and the Participant shall have no further rights with respect thereto.

(e) Nontransferability: Unless the Administrator determines otherwise, Performance Awards that have not been earned shall not be transferable (including by sale, assignment, pledge or hypothecation) other than by will or the laws of intestate succession, and the recipient of a Performance Award shall not sell, transfer, assign, pledge or otherwise encumber any shares subject to the Award until the Performance Period has expired and until the conditions to earning the Award have been met. The designation of a beneficiary in accordance with the Plan does not constitute a transfer.

11.	Phantom Stock Awards

(a) Grant of Phantom Stock Awards: Subject to the terms of the Plan, the Administrator may in its discretion grant Phantom Stock Awards to such eligible individuals, in such numbers, upon such terms and at such times as the Administrator shall determine. A Phantom Stock Award is an Award to a Participant of a number of hypothetical share units with respect to shares of Common Stock, with a value per unit based on the Fair Market Value of a share of Common Stock.

(b) Vesting of Phantom Stock Awards: Subject to the terms of the Plan (and taking into account any Code Section 409A considerations), the Administrator shall have sole authority to determine whether and to what degree Phantom Stock Awards have vested and are payable and to interpret the terms and conditions of Phantom Stock Awards.

(c) Forfeiture of Phantom Stock Awards: Unless the Administrator determines otherwise (taking into account any Code Section 409A considerations), if the employment or service of a Participant shall be terminated for any reason (whether by the Corporation or the Participant and whether voluntary or involuntary) and all or any part of a Phantom Stock Award has not vested and become payable pursuant to the terms of the Plan and the individual Award, such Award, to the extent not then vested, shall be forfeited immediately upon such termination and the Participant shall have no further rights with respect thereto.

(d) Payment of Phantom Stock Awards: Upon vesting of all or a part of a Phantom Stock Award and satisfaction of such other terms and conditions as may be established by the Administrator, the Participant shall be entitled to a payment of an amount equal to the Fair Market Value of one share of Common Stock with respect to each such Phantom Stock unit which has vested and is payable. Payment may be made, in the discretion of the Administrator, in cash or in shares of Common Stock valued at their Fair Market Value on the applicable vesting date or dates (or other date or dates determined by the Administrator), or in a combination thereof. The Administrator may, however, establish a limitation on the amount payable in respect of each share of Phantom Stock. Payment may be made in a lump sum or upon such terms as may be established by the Administrator (taking into account any Code Section 409A considerations).

(e) Nontransferability: Unless the Administrator determines otherwise, (i) Phantom Stock Awards that have not vested shall not be transferable (including by sale, assignment, pledge or hypothecation) other than by will or the laws of intestate succession, (ii) Phantom Stock Awards may be exercised during the Participant’s lifetime only by him or by his guardian or legal representative, and (iii) shares of Common Stock (if any) subject to a Phantom Stock Award may not be sold, transferred, assigned, pledged or otherwise encumbered until the Phantom Stock Award has vested and all other conditions established by the Administrator have been met. The designation of a beneficiary in accordance with the Plan does not constitute a transfer.

12.	Dividends and Dividend Equivalents

The Administrator may in its discretion provide that Awards (other than Options and SARs) granted under the Plan earn dividends or dividend equivalents. Such dividends or dividend equivalents may be paid currently or may be credited to a Participant’s account. Any crediting of dividends or dividend equivalents may be subject to such restrictions and conditions as the Administrator may establish. Notwithstanding the other provisions herein, any dividends or dividend equivalent rights related to an Award shall be structured in a manner so as to avoid causing the Award and related dividends or dividend equivalent rights to be subject to Code Section 409A or shall otherwise be structured so that the Award and dividends or dividend equivalents are in compliance with Code Section 409A.

13.	No Right or Obligation of Continued Employment or Service

Neither the Plan, the grant of an Award nor any other action related to the Plan shall confer upon the Participant any right to continue in the employment or service of the Corporation or an Affiliate as an Employee, Director or Independent Contractor or to interfere in any way with the right of the Corporation or an Affiliate to terminate the Participant’s employment or service at any time. Except as otherwise provided in the Plan, an Award Agreement or as may be determined by the Administrator, all rights of a Participant with respect to an Award shall terminate upon the termination of the Participant’s employment or service.

14.	Amendment and Termination of the Plan and Awards

(a) Amendment and Termination of Plan: The Plan may be amended, altered, suspended and/or terminated at any time by the Board; provided, that (i) approval of an amendment to the Plan by the shareholders of the Corporation shall be required to the extent, if any, that shareholder approval of such amendment is required by Applicable Laws; and (ii) except for adjustments made pursuant to Section 5(d), the Option Price for any outstanding Option or base price of any outstanding SAR may not be decreased after the date of grant, nor may any outstanding Option or SAR be surrendered to the Corporation as consideration for the grant of a new Option or SAR with a lower Option Price or base price than the original Option or SAR, as the case may be, without shareholder approval of any such action.

(b) Amendment and Termination of Awards: The Administrator may amend, alter, suspend and/or terminate any Award granted under the Plan, prospectively or retroactively, but such amendment, alteration, suspension or termination of an Award shall not (except as otherwise provided in Section 14(c) and/or Section 14(d) herein), without the consent of the recipient of an outstanding Award, materially adversely affect the rights of the recipient with respect to the Award.

(c) Unilateral Authority of Administrator to Modify Plan and Awards: Notwithstanding Section 14(a) and/or Section 14(b) herein, the following provisions shall apply:

(i) The Administrator shall have unilateral authority to amend the Plan and any Award (without Participant consent and without shareholder approval, unless such shareholder approval is required by Applicable Laws) to the extent necessary to comply with Applicable Laws or changes to Applicable Laws (including but not limited to Code Section 409A, Code Section 422 and federal securities laws).

(ii) The Administrator shall have unilateral authority to make adjustments to the terms and conditions of Awards in recognition of unusual or nonrecurring events affecting the Corporation or any Affiliate, or the financial statements of the Corporation or any Affiliate, or of changes in accounting principles, if the Administrator determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or necessary or appropriate to comply with applicable accounting principles.

(d) Cash Settlement: Notwithstanding any provision of the Plan, an Award or an Award Agreement to the contrary, the Administrator has the unilateral authority to cause any Award (or portion thereof) granted under the Plan to be canceled in consideration of an alternative award or cash payment of an equivalent cash value, as determined by the Administrator in its sole discretion, made to the holder of such canceled Award; provided, however, that the grant of an alternative award or cash payment pursuant to this Section 14(d) shall not be permitted without shareholder approval if such action would constitute a repricing under Section 14(a)(ii) herein.

15.	Restrictions on Awards and Shares

The Corporation may impose such restrictions on Awards, shares of Common Stock and any other benefits underlying Awards hereunder as it may deem advisable, including without limitation restrictions under the federal securities laws, the requirements of any stock exchange or similar organization and any blue sky, state or foreign securities laws applicable to such securities. Notwithstanding any other Plan or Award Agreement provision to the contrary, the Corporation shall not be obligated to issue, deliver or transfer shares of Common Stock under the Plan, make any other distribution of benefits under the Plan, or take any other action, unless such delivery, distribution or action is in compliance with all Applicable Laws (including but not limited to the requirements of the Securities Act). The Corporation will be under no obligation to register shares of Common Stock or other securities with the Securities and Exchange Commission or to effect compliance with the exemption, registration, qualification or listing requirements of any state or foreign securities laws, stock exchange or similar organization, and the Corporation will have no liability for any inability or failure to do so. The Corporation may cause a restrictive legend or legends to be placed on any certificate issued pursuant to an Award hereunder in such form as may be prescribed from time to time by Applicable Laws or as may be advised by legal counsel. Further, the Administrator may suspend the right to exercise an Option or SAR or delay the right to receive shares of Common Stock (or other benefits) upon settlement of an Award at any time when the Administrator determines that allowing issuance of Common Stock (or distribution of other benefits) would violate any federal or state securities laws, and the Administrator may provide in its discretion that any time periods to exercise the Option or SAR or receive (or dispose of) shares of Common Stock (or other benefits) subject to an Award are tolled during a period of suspension.

16.	Change of Control

The Administrator shall (taking into account any Code Section 409A considerations) have sole discretion to determine at any time the effect, if any, on an Award, including but not limited to the vesting, earning and/or exercisability of an Award, in the event of a Change of Control. Without limiting the effect of the foregoing, in the event of a Change of Control, the Administrator’s discretion shall include, but shall not be limited to, the discretion to determine that an Award shall vest, be earned or become exercisable in whole or in part (and discretion to determine that exercise of an Award must occur, if at all, within time period(s) specified by the Administrator, after which time period(s) the Award shall, unless the Administrator determines otherwise, terminate), shall be assumed or substituted for another award, shall be cancelled without the payment of consideration, shall be cancelled in exchange for a cash payment or other consideration, and/or that other actions (or no action) shall be taken with respect to the Award. The Administrator also has discretion to determine that acceleration or any other effect of a Change of Control on an Award shall be subject to both the occurrence of a Change of Control event and termination of employment or service of the Participant. Any such determination of the Administrator may be, but shall not be required to be, stated in an individual Award Agreement.

17.	Compliance with Code Section 409A

(a) General: Notwithstanding any other provision in the Plan or an Award to the contrary, if and to the extent that Code Section 409A is deemed to apply to the Plan or any Award granted under the Plan, it is the general intention of the Corporation that the Plan and all such Awards shall, to the extent practicable, comply with (or be exempt from) Code Section 409A, and the Plan and any such Award shall, to the extent practicable, be construed in accordance therewith. Deferrals of shares or any other benefits distributable pursuant to an Award otherwise exempt from Code Section 409A in a manner that would cause Code Section 409A to apply shall not be permitted unless such deferrals are in compliance with (or exempt from) Code Section 409A. Without in any way limiting the effect of the foregoing, (i) in the event that exemption from or compliance with Code Section 409A requires that any special terms, provisions or conditions be included in the Plan or any Award, then such terms, provisions and conditions shall, to the extent practicable, be deemed to be made a part of the Plan or Award, as applicable; and (ii) terms used in the Plan or an Award Agreement shall be construed in accordance with Code Section 409A if and to the extent required. Further, in the event that the Plan or any Award shall be deemed not to comply with Code Section 409A, then neither the Corporation, the Administrator nor its or their designees or agents shall be liable to any Participant or other person for actions, decisions or determinations made in good faith.

(b) Specific Terms Applicable to Awards Subject to Code Section 409A: Without limiting the effect of Section 17(a), above, and notwithstanding any other provision in the Plan to the contrary, the following provisions shall, to the extent required under Code Section 409A, apply with respect to Awards deemed to involve the deferral of compensation under Code Section 409A:

(i) Distributions: Distributions may be made with respect to Awards subject to Code Section 409A not earlier than upon the occurrence of one or more of the following events: (A) separation from service; (B) disability; (C) death; (D) a specified time or pursuant to a fixed schedule; (E) a change in the ownership or effective control of the Corporation, or in the ownership of a substantial portion of the assets of the Corporation; or (F) the occurrence of an unforeseeable emergency. Each of the preceding distribution events shall be defined and interpreted in accordance with Code Section 409A.

(ii) Specified Employees: With respect to Participants who are “specified employees” (as defined in Code Section 409A), a distribution due to separation from service may not be made before the date that is six months after the date of separation from service (or, if earlier, the date of death of the Participant), except as may be otherwise permitted pursuant to Code Section 409A. The aggregate amount of payments the Participant would have received but for the application of this section shall be paid during the seventh month following separation from service; all remaining payments shall be made in their ordinary course or as may be otherwise permitted under Code Section 409A.

(iii) No Acceleration: Acceleration of the time or schedule of any payment under the Plan that is subject to Code Section 409A (or that would become subject to Code Section 409A as a result of such acceleration) is prohibited, except that, to the extent permitted by the Administrator, acceleration of the time and/or form of a payment (including but not limited to de minimis payments), where such accelerations do not violate Code Section 409A, may be allowed.

(iv) Short-Term Deferrals: If and to the extent deemed necessary to comply with short-term deferral exemption under Code Section 409A, shares of Common Stock, cash payments or other benefits subject to an Award shall, upon vesting and/or earning of the Award, be issued and distributed to the Participant (or his beneficiary) no later than the later of (a) the

15th day of the third month following the end of the Participant’s first taxable year in which the amount is no longer subject to a substantial risk of forfeiture, or (b) the 15th day of the third month following the end of the Company’s first taxable year in which the amount is no longer subject to a substantial risk of forfeiture, or shall otherwise be made in accordance with Code Section 409A.

(v) Deferral Elections:

(A) In the sole discretion of the Administrator, a Participant may be permitted to make an election as to the time or form of any distribution from an Award, provided that, except as specified in (B), (C) and (D) below, such election is made and becomes irrevocable not later than the close of the taxable year preceding the taxable year in which the services for which the Award is granted are to be performed, or at such other time or times as may be permitted under Code Section 409A. Notwithstanding the foregoing, a Participant may cancel a deferral election upon (X) a hardship distribution pursuant to Code Section 401(k), or (Y) upon application for a distribution under section 17(b)(i)(F) (unforeseeable emergency).

(B) In the case of the first year in which the Participant becomes eligible to participate in the Plan, the election described in (A) may be made with respect to services to be performed after the election within 30 days after the date the Participant becomes eligible to participate in the Plan.

(C) In the case of any performance-based compensation (as that term is defined in Code Section 409A), where such compensation is based on services performed over a period of at least 12 months, the election described in (A) may be made no later than six months before the end of the period.

(D) In the case of any Award subject to a substantial risk of forfeiture (as defined in Code Section 409A), the election described in (A) may be made within 30 days of the date the Participant first obtains a legally binding right to the Award, provided that the Award requires the Participant to perform at least 12 months of service after such election is made.

(vi) Changes to Elections: To the extent that the Administrator, in its sole discretion, permits a subsequent election to delay a payment or change the form of payment that has been specified under (A), (B), (C) or (D) above, the following provisions shall apply:

(A) Such election may not take effect until 12 months after the date on which the election is made;

(B) Where the payment is to be made for reasons other than death, disability or unforeseeable emergency, as those terms are defined in Section 17(b)(i), above, the first payment with respect to which such election is made must be deferred for a period of not less than five years from the date such payment would otherwise have been made; and

(C) Any election related to a payment based upon a specified term or pursuant to a fixed schedule, as such terms are defined in Section 17(b)(i), above, may not be made less than 12 months prior to the date of the first scheduled payment hereunder.

Notwithstanding anything else in this Section 17(b)(vi) to the contrary and consistent with Code Section 409A, the Administrator may elect, or may allow the Participant to elect, on or before December 31, 2008, the time or form of payment of amounts subject to Code Section 409A, provided that any such election occurring in 2008 shall apply only to amounts that are not otherwise payable in 2008 and does not cause an amount to be paid in 2008 that would not otherwise be payable in that year.

(vii) Termination of Awards Subject to Code Section 409A. As permitted by the Administrator in its sole discretion, and in accordance with Code Section 409A, the Corporation may terminate an Award that is subject to Code Section 409A and distribute benefits to Participants.

18.	General Provisions

(a) Shareholder Rights: Except as otherwise determined by the Administrator (and subject to the provisions of Section 9(d) regarding Restricted Awards), a Participant and his legal representatives, legatees or distributees shall not be deemed to be the holder of any shares of Common Stock subject to an Award and shall not have any rights of a shareholder unless and until certificates for such shares have been issued and delivered to him or them under the Plan (or, in the case of uncertificated shares, other written notice of ownership in accordance with Applicable Laws shall have been provided). A certificate or certificates for shares of Common Stock acquired upon exercise of an Option or SAR shall be promptly issued in the name of the Participant or his beneficiary and distributed to the Participant or his beneficiary (or, in the case of uncertificated shares, other written notice of ownership in accordance with Applicable Laws shall be provided) as soon as practicable following receipt of notice of exercise and, with respect to Options, payment of the Option Price (except as may otherwise be determined by the Corporation in the event of payment of the Option Price pursuant to Section 7(d)(ii)(C)). Except as otherwise provided in Section 9(d) regarding Restricted Awards, a certificate for any shares of Common Stock issuable pursuant to a Restricted Award, Performance Award or Phantom Stock Award shall be promptly issued in the name of the Participant or his beneficiary and distributed to the Participant or his beneficiary (or, in the case of uncertificated shares, other written notice of ownership in accordance with Applicable Laws shall be provided) after the Award (or portion thereof) has vested or been earned.

(b) Withholding: The Corporation shall withhold all required local, state, federal, foreign and other taxes and any other amount required to be withheld by any governmental authority or law from any amount payable in cash with respect to an Award. Prior to the delivery or transfer of any certificate for shares or any other benefit conferred under the Plan, the Corporation shall require any recipient of an Award to pay to the Corporation in cash the amount of any tax or other amount required by any governmental authority to be withheld and paid over by the Corporation to such authority for the account of such recipient. Notwithstanding the foregoing, the Administrator may establish procedures to permit a recipient to satisfy such obligation in whole or in part, and any local, state, federal, foreign or other income tax obligations relating to such an Award, by electing (the “election”) to have the Corporation withhold shares of Common Stock from the shares to which the recipient is entitled. The number of shares to be withheld shall have a Fair Market Value as of the date that the amount of tax to be withheld is determined as nearly equal as possible to (but not exceeding) the amount of such obligations being satisfied. Each election must be made in writing to the Administrator in accordance with election procedures established by the Administrator.

(c) Section 16(b) Compliance: To the extent that any Participants in the Plan are subject to Section 16(b) of the Exchange Act, it is the general intention of the Corporation that transactions under the Plan shall comply with Rule 16b-3 under the Exchange Act and that the Plan shall be construed in favor of such Plan transactions meeting the requirements of Rule 16b-3 or any successor rules thereto. Notwithstanding anything in the Plan to the contrary, the Administrator, in its sole and absolute discretion, may bifurcate the Plan so as to restrict, limit or condition the use of any provision of the Plan to Participants who are officers or directors subject to Section 16 of the Exchange Act without so restricting, limiting or conditioning the Plan with respect to other Participants.

(d) Code Section 162(m) Performance-Based Compensation. To the extent to which Code Section 162(m) is applicable, the Corporation intends that compensation paid under the Plan to Covered Employees will, to the extent practicable, constitute “qualified performance-based compensation” within the meaning of Code Section 162(m), unless otherwise determined by the Administrator. Accordingly, Awards granted to Covered Employees which are intended to qualify for the performance-based exception under Code Section 162(m) shall be deemed to include any such additional terms, conditions, limitations and provisions as are necessary to comply with the performance-based compensation exemption of Code Section 162(m), unless the Administrator, in its discretion, determines otherwise.

(e) Unfunded Plan; No Effect on Other Plans:

(i) The Plan shall be unfunded, and the Corporation shall not be required to create a trust or segregate any assets that may at any time be represented by Awards under the Plan. The Plan shall not establish any fiduciary relationship between the Corporation and any Participant or other person. Neither a Participant nor any other person shall, by reason of the Plan, acquire any right in or title to any assets, funds or property of the Corporation or any Affiliate, including, without limitation, any specific funds, assets or other property which the Corporation or any Affiliate, in their discretion, may set aside in anticipation of a liability under the Plan. A Participant shall have only a contractual right to the Common Stock or other amounts, if any, payable under the Plan, unsecured by any assets of the Corporation or any Affiliate. Nothing contained in the Plan shall constitute a guarantee that the assets of such entities shall be sufficient to pay any benefits to any person.

(ii) The amount of any compensation deemed to be received by a Participant pursuant to an Award shall not constitute compensation with respect to which any other employee benefits of such Participant are determined, including, without limitation, benefits under any bonus, pension, profit sharing, life insurance or salary continuation plan, except as otherwise specifically provided by the terms of such plan or as may be determined by the Administrator.

(iii) The adoption of the Plan shall not affect any other stock incentive or other compensation plans in effect for the Corporation or any Affiliate, nor shall the Plan preclude the Corporation from establishing any other forms of stock incentive or other compensation for employees or service providers of the Corporation or any Affiliate.

(f) Governing Law: The Plan shall be governed by and construed in accordance with the laws of the State of North Carolina, without regard to the conflict of laws provisions of any state, and in accordance with applicable federal laws of the United States.

(g) Beneficiary Designation: The Administrator may permit a Participant to designate in writing a person or persons as beneficiary, which beneficiary shall be entitled to receive settlement of Awards (if any) to which the Participant is otherwise entitled in the event of death. In the absence of such designation by a Participant, and in the event of the Participant’s death, the estate of the Participant shall be treated as beneficiary for purposes of the Plan, unless the Administrator determines otherwise. The Administrator shall have discretion to approve and interpret the form or forms of such beneficiary designation. A beneficiary, legal guardian, legal representative or other person claiming any rights pursuant to the Plan is subject to all terms and conditions of the Plan and any Award Agreement applicable to the Participant, except to the extent that the Plan and/or Award Agreement provide otherwise, and to any additional restrictions deemed necessary or appropriate by the Administrator.

(h) Gender and Number: Except where otherwise indicated by the context, words in any gender shall include any other gender, words in the singular shall include the plural and words in the plural shall include the singular.

(i) Severability: If any provision of the Plan shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

(j) Rules of Construction: Headings are given to the sections of this Plan solely as a convenience to facilitate reference. The reference to any statute, regulation or other provision of law shall be construed to refer to any amendment to or successor of such provision of law unless the Administrator determines otherwise.

(k) Successors and Assigns: The Plan shall be binding upon the Corporation, its successors and assigns, and Participants, their executors, administrators and permitted transferees and beneficiaries.

(l) Right of Offset: Notwithstanding any other provision of the Plan or an Award Agreement (and taking into account any Code Section 409A considerations), the Corporation may at any time reduce the amount of any distribution or benefit otherwise payable to or on behalf of a Participant by the amount of any obligation of the Participant to the Corporation or an Affiliate that is or becomes due and payable (including but in no way limited to any obligation that may arise under Section 304 of the Sarbanes-Oxley Act of 2002).

(m) Effect of Changes in Duties and/or Status: Notwithstanding the other provisions of the Plan or an Award Agreement, the Administrator has discretion to determine at the time of grant of an Award or at any time thereafter, the effect, if any, on Awards (including but not limited to the vesting and/or exercisability of Awards) granted to a Participant in the event of (i) a change in the Participant’s duties and/or responsibilities, or (ii) a change in the Participant’s status as an Employee, Director or Independent Contractor, including but not limited to a change from full-time to part-time, or vice versa, or (iii) other similar changes in the nature or scope of the Participant’s employment or service. In addition, unless otherwise determined by the Administrator in its discretion, for purposes of the Plan, a Participant shall be considered to have terminated employment or service and to have ceased to be an Employee or Independent Contractor, as the case may be, if his employer (or the party for whom the Participant is providing services, in the case of an Independent Contractor) was an Affiliate at the time of grant and such employer or other party ceases to be an Affiliate, even if he continues to be employed by or provide services to such employer or party.

(n) Fractional Shares: Except as otherwise provided in an Award Agreement or determined by the Administrator, (i) the total number of shares issuable pursuant to the exercise, vesting or earning of an Award shall be rounded down to the nearest whole share, and (ii) no fractional shares shall be issued. The Administrator may, in its discretion, determine that a fractional share shall be settled in cash.

(o) Shareholder Approval: The Plan is subject to approval by the shareholders of the Corporation, which approval must occur, if at all, within 12 months of the Effective Date of the Plan. Awards granted prior to such shareholder approval shall be conditioned upon and shall be effective only upon approval of the Plan by such shareholders on or before such date.

(p) Uncertificated Stock: Notwithstanding anything in the Plan to the contrary, to the extent the Plan provides for the issuance of stock certificates to reflect the issuance of shares of Common Stock, the issuance may, in the Corporation’s discretion, be effected on a non-certificated basis, to the extent not prohibited by the Corporation’s articles of incorporation or bylaws or by Applicable Law (including but not limited to applicable state corporate law and the applicable rules of any stock exchange on which the Common Stock is traded).

(q) Income and Other Taxes: Participants are solely responsible and liable for the satisfaction of all taxes and penalties that may arise in connection with Awards (including any taxes arising under Code Section 409A), and the Corporation shall not have any obligation to indemnify or otherwise hold any Participant harmless from any or all of such taxes.

IN WITNESS WHEREOF, this Charles & Colvard, Ltd. 2008 Stock Incentive Plan, is, by the authority of the Board of Directors of the Corporation, executed in behalf of the Corporation, effective the 28th day of May, 2008.

CHARLES & COLVARD, LTD.

By:	/s/ Robert S. Thomas
Name:	Robert S. Thomas
Title:	Chairman and Chief Executive Officer

ATTEST:

/s/ James R. Braun
Secretary

[Corporate Seal]